Exhibit 99.1

DISH Network Announces Closing of $3 Billion Offering of 3.375% Convertible Notes due 2026

ENGLEWOOD, Colo.— August 8, 2016—DISH Network Corporation (“DISH Network”) (NASDAQ: DISH) today announced that it has closed its previously announced offering of $3 billion aggregate principal amount of 3.375% Convertible Notes due 2026 (the “notes”).  The net proceeds, before offering expenses, from the offering in the amount of $2.723 billion (after payment of the net cost of the contemporaneous convertible note hedge transactions and warrant transactions described below) are intended to be used for strategic transactions, which may include wireless and spectrum-related strategic transactions, and for other general corporate purposes.

As previously announced, in connection with the pricing of the notes, DISH Network entered into convertible note hedge transactions with four financial institutions, including an affiliate of the initial purchaser of the notes (each, an “option counterparty”).  The convertible note hedge transactions are expected generally to reduce potential dilution to holders of DISH Network’s Class A Common Stock attributable to any conversion of the notes and/or offset any cash payments DISH Network is required to make in excess of the principal amount of converted notes, as the case may be.  DISH Network also entered into warrant transactions with each option counterparty.  The warrant transactions could separately have a dilutive effect to the extent that the market price per share of DISH Network’s Class A Common Stock exceeds the strike price of the warrants, unless DISH Network elects to settle the warrants in cash.  For DISH Network, the economic effect of these transactions, which are not part of the terms of the notes and will not change the holders’ rights under the notes, is to effectively raise the conversion premium on the notes from approximately 32.5% to approximately 75%, by raising the initial conversion price from approximately $65.18 per share of DISH Network’s Class A Common Stock to approximately $86.0825 per share of Class A Common Stock.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in DISH Network’s Disclosure Regarding Forward-Looking Statements included in its recent filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. The forward-looking statements speak only as of the date made, and DISH Network expressly disclaims any obligation to update these forward-looking statements.